CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made and entered into by and between David E. Flitman (the “Employee”) and Allegheny Energy Service Corporation (the “Company”), effective as of July 7, 2006.

R E C I T A L S

A.        It is expected that the Company’s parent, Allegheny Energy, Inc. (“Allegheny”), from time to time may consider the possibility of an acquisition by another company or other Change in Control (as defined below). The Board of Directors of Allegheny (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of Allegheny and its stockholders to assure that Allegheny and the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control.

B.        The Board believes that it is imperative to provide the Employee with certain benefits upon a Change in Control in order to provide the Employee with enhanced financial security and provide incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change in Control.

THEREFORE, the parties hereto agree as follows:

1.         Term of Agreement

(a)     The term of this Agreement shall commence on the date hereof and expire on the second anniversary of the date hereof; provided, however, that such term shall thereafter automatically be extended for additional one-year periods unless either party shall give the other party notice of such party’s election not to extend the term at least thirty days in advance of the date that the term would otherwise end. This Agreement shall terminate prior to the expiration of its scheduled term on the earlier of (i) the date that all obligations of the parties hereto with respect to this Agreement have been satisfied or (ii) the date that the Employee’s employment with the Company terminates for any reason, but only if such termination of employment occurs prior to the Change in Control Date (as defined below).

(b)     The parties agree that this Agreement shall replace and supersede the Change in Control Agreement, dated February 1, 2005, between the Company and the Employee, which effective as of the date hereof, is hereby terminated and shall be of no further force or effect.

2.         Definitions.  The following definitions shall apply solely for purposes of this Agreement and such definitions shall have no application in any other agreement, plan or arrangement between the Employee and the Company or any if its subsidiaries or affiliates:

(a)               “Cause” means (i) the Employee’s conviction of, or plea of guilty or nolo contendere to, (A) a felony or (B) a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of Allegheny and its subsidiaries and affiliates (collectively, the “AE Companies”), (ii) the Employee’s repeated failure to follow specific lawful directions of the Board or any officer to whom he reports, (iii) the Employee’s willful misconduct, fraud, embezzlement or dishonesty either in connection with his duties to the AE Companies or which otherwise causes damage or, in the reasonable opinion of the Company, is likely to cause damage, to the AE Companies, (iv) the Employee’s failure to perform a substantial part of his duties following notice and a reasonable opportunity to cure (if such failure is capable of cure), (v) the Employee’s material violation of any policy, procedure or guideline of the AE Companies following notice and reasonable opportunity to cure (if such violation is capable of cure), (vi) the Employee’s abuse of alcohol or illegal drugs, or (vii) the Employee’s violation of any applicable confidentiality, non-competition or non-solicitation covenants relating to the AE Companies.

(b)               “Change in Control” means the occurrence of either of the following events:

(i)                the consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Allegheny, or a sale or other disposition of all or substantially all of the stock of Allegheny or a sale of all or substantially all of the assets of Allegheny and its subsidiaries (each, a “Business Combination”), in each case, unless, immediately following such Business Combination, the individuals and entities who were the beneficial owners of Allegheny’s Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a majority of the combined voting power of the then outstanding voting securities, of the entity resulting from such Business Combination, (including, without limitation, an entity which, as a result of the Business Combination, owns Allegheny or all or substantially all of the assets of Allegheny and its subsidiaries either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Voting Securities immediately prior to such Business Combination; or

(ii)               the approval by Allegheny’s shareholders of a complete liquidation or dissolution of Allegheny.

(c)               “Change in Control Date” means the first date after the date hereof on which a Change in Control occurs; provided, however, that if a Change in Control occurs and if the Employee’s employment with the Company is terminated or an event constituting Good Reason (as defined below) occurs prior to the Change in Control, and if it is reasonably demonstrated by the Employee that such termination or event (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or anticipation of the Change in Control then, for all purposes of this Agreement, the Change in Control Date shall meant the date immediately prior to the date of such termination or event.

(d)               “Good Reason” means the occurrence of any of the following events without the prior consent of the Employee:

(i)                a reduction in the Employee’s then current annual base salary, a reduction in the Employee’s target bonus opportunity under the Allegheny Energy, Inc. Annual Incentive Plan or any other incentive compensation plans or arrangements or a material reduction in the employee benefits provided to the Employee;

(ii)               a material diminution in the Employee’s title, duties or authority; provided, however, that the fact that Allegheny, following a Change in Control, is a subsidiary or division of another entity, rather than a public company, shall not, by itself, be deemed to result in a material diminution in the Employee’s title, duties or authority under this clause; or

(iii)              the relocation of the Employee’s office to a location more than 50 miles from Greensburg, Pennsylvania.

(e)               “Outstanding Voting Securities” means the outstanding voting securities of Allegheny entitled to vote generally in the election of Allegheny’s directors.

(f)                “Termination Date” means the date of termination of the Employee’s employment with the Company, as set forth in notice of termination received by the Company from the Employee or received by the Employee from the Company.

3.         Change in Control Benefits.

(a)               The Employee shall be entitled to receive the following benefits from the Company if the Employee’s employment with the Company is terminated by the Company without Cause or if the Employee resigns such employment for Good Reason, in either case within the twelve-month period following the Change in Control Date:

(i)                a prompt lump sum cash payment equal to three times the sum of (i) the Employee’s annual base salary as in effect immediately prior to the Termination Date (determined without regard to any decrease in such annual base salary resulting in Good Reason) and (ii) the Employee’s target bonus under the Allegheny Annual Incentive Plan for the year in which the Termination Date occurs (determined without regard to any decrease in such target bonus resulting in Good Reason);

(ii)               a prompt lump sum cash payment equal to the product of (A) the Employee’s target bonus under the Allegheny Annual Incentive Plan for the year in which the Termination Date occurs (determined without regard to any decrease in such target bonus resulting in Good Reason) and (B) a fraction, the numerator of which is the number of days in such year through and including the Termination Date and the denominator of which is 365; and

(b)               The Employee shall not be required to repay any relocation payments or benefits received from the Company in accordance with the relocation policy of the Company or otherwise, and shall be entitled to receive promptly any other amounts due to the employee in respect of any relocation benefits.

4.         Tax Indemnity.    The provisions of Exhibit A hereto shall apply with respect to any Excise Tax (as defined therein) imposed on the Employee.

5.         Successors.

(a) Any successor to the Company or Allegheny (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of Allegheny’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s or Allegheny’s business and/or assets.

(b)               The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.         Notice.   Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been received when personally delivered or two business days after when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Vice-President-Human Resources.

7.         Miscellaneous.

(a)               No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)               No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c)               The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York as applied to agreements entered into and performed within New York solely by residents of that state.

(d)               The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)               The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

(f)                The Company and the Employee acknowledge that, notwithstanding this Agreement, the Employee’s employment is and shall continue to be at-will and, therefore, that such employment may be terminated by either the Company or the Employee at any time, with or without cause and with or without notice.

(g)               This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY		ALLEGHENY ENERGY SERVICE CORPORATION
	By:	/s/ Paul J. Evanson
Paul J. Evanson Chairman, President and Chief Executive Officer

EMPLOYEE
/s/ David E. Flitman
David E. Flitman

Exhibit A

Tax Indemnity

Gross-Up. In the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company (or any of the AE Companies) or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any of its affiliates) to or for the benefit of the Employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit A) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code ”) or any interest or penalties are incurred with respect to such excise tax by the Employee (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Exhibit A, the Employee shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross Up Payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from the deduction of state and local income taxes.

Determination. All determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Employee as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to the Employee within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Employee’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-up Payments are made by the Company which should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder. In the event the Employee is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. In the event the amount of Gross-up Payment exceeds the amount necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.